Exhibit 10.38

November 23, 2009

Mr. Jeff Briggs

426 Fairacres Rd.

Omaha, NE 68132

Dear Mr. Briggs,

On behalf of Green Plains Renewable Energy, Inc. (GPRE), I am pleased to offer you a position with our company subject to board approval. Further details are set forth below.

1.	Position. The position is Chief Operating Officer. As such, upon approval of the Board of Directors, you will be a member of the Executive Team and an Officer of the company. You will report to the CEO.

2.	Start Date. You will commence this position with GPRE at a mutually agreed upon date.

3.	Location. This position is based at Omaha, NE.

4.	Compensation.

i)	Base Salary. You will be compensated at a base salary of $250,000.00 annually. Your salary will be payable pursuant to the company’s regular payroll policy.

ii)	Short-Term Incentive Program. Board approval of a Short Term Incentive Plan (STIP) and Long Term Incentive Plan (LTIP) is anticipated by the end of the year. I expect that your Bonus Target will be up to 50% of base salary.

iii)	Stock Grant. The Company shall grant you 25,000 restricted shares of the Company’s common stock. To cover the tax burden upon each vesting, shares necessary to cover such taxes will be withheld upon vesting of each tranche. Shares will incrementally vest over a period of three (3) years with 25% vesting immediately, and a 25% vesting each year after the effective date. This grant is subject to the terms and conditions set out in the Company’s 2009 Equity Compensation Plan, with specific terms set forth in a Restricted Stock Award Agreement and will be awarded as part of the normal annual bonus award process administered in March 2010.

iv)	Stock Options. The Company shall grant you options to purchase 25,000 shares of Company common stock at a price equivalent to the market price on the day of issuance. Shares will incrementally vest over a period of three (3) years with 25% vesting immediately, and 25% vesting each year after the Effective Date. The terms of this grant will be outlined in a Stock Option Agreement and governed by the Company’s 2009 Equity Compensation Plan.

5.	Benefits.

i)	Insurance Benefits. The company will provide you with medical, dental and vision insurance, the cost of which is shared by you if you elect coverage. Other benefits such as Short Term Disability, Long Term Disability, Life Insurance and Paid Time Off are paid by the company. Our Plans are compliant with HIPAA and will not prejudice pre-existing conditions, provided adequate proof of credible coverage up to your commencement date is provided by you. Eligibility for these benefits is immediate in most cases.

ii)	Retirement Benefits. You are eligible to participate in the GPRE 401(k) retirement program. There is no eligibility waiting period. The Plan provides for company match of up to 4% of employee contributions.

iii)	Paid Time Off: You will accrue 13.33 hours per month of paid time off. A complete 12-month period of eligible employment will result in 160 hours of PTO. You may use this time for vacation or illness. With your manager’s approval, you may take more time off than what you earned, on the premise that you will continue to be eligible to earn additional time each month.

iv)	Company Holidays. New Year’s Day, President’s Day, Memorial Day, Independence Day (July 4th), Labor Day, Thanksgiving Day, and Christmas Day.

6.	At-Will Employment. Your employment with GPRE shall be for no specified period or term and may be terminated by you or by the company at any time for any or no reason, with or without cause.

7.	Arbitration. Any dispute or claim arising out of or in connection with this letter agreement will be finally settled by binding arbitration in the State of Nebraska in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply Nebraska law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

Your offer is contingent upon successful completion of a background check and drug screening. You will also need to review and sign a copy of the Company Handbook and Code of Business Ethics and Conduct.

We are delighted to extend this offer and look forward to working with you. To indicate your acceptance of GPRE’s offer, please sign and date this letter in the space provided below, and return to the company. This letter agreement may not be modified or amended except by a written agreement signed by you and the company.

Sincerely,

/s/ Todd Becker

Todd Becker

CEO

Agreed and Accepted: November 23, 2009

/s/Jeff Briggs

Jeff Briggs